INFORTE CORP.

                           --------------------------


                                OFFER TO EXCHANGE
                                  STOCK OPTIONS
                          FOR CASH OR RESTRICTED STOCK

                           ---------------------------






                                February 9, 2005







         When deciding whether to exchange your options to acquire shares of Inforte Corp. common stock, $.001 par value per share (your "Options"), you should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you. We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your Options through the offer contained in this Offer to Exchange (the "Offer") or to provide you with different information than that contained in this Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any different information, you must not rely upon that recommendation, representation or information as having been authorized by us. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY TERM SHEET............................................................1

RISKS OF PARTICIPATING IN THE OFFER...........................................8

THE OFFER....................................................................12
         1.       Introduction...............................................12
         2.       Eligibility................................................12
         3.       About Your Options.........................................13
         4.       The Purpose of This Offer..................................13
         5.       Source and Amount of Consideration; Terms of Restricted
                  Stock and Accelerated Vesting..............................14
         6.       Procedure for Electing to Exchange Options.................17
         7.       Expiration Date............................................17
         8.       Withdrawal Rights and Change of Election...................17
         9.       Material Income Tax Consequences...........................18
         10.      Conditions of the Offer....................................21
         11.      Price Range of the Shares of Common Stock..................22
         12.      Interests of Directors and Executive Officers;
                  Transactions and Arrangements Concerning Company
                  Securities.................................................23
         13.      Legal Matters; Regulatory Approvals........................25
         14.      Extension of Offer; Termination and Amendment..............25
         15.      Accounting Treatment of the Transaction....................26
         16.      Financial Statements.......................................27
         17.      Fees and Expenses..........................................27
         18.      Information Concerning Inforte.............................27
         19.      Additional Information.....................................27
         20.      Miscellaneous..............................................28



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

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the Offer to Exchange. You should carefully read (1) this entire Offer to Exchange, (2) the accompanying letter and individualized exhibits specifying the estimated value of your Options, and (3) the election form, because the information in this summary is not complete. This Offer is subject to the terms and conditions of these documents, as they may be amended. We have included in this summary, references to other sections in this Offer document to help you find a more complete description of these topics.

Q1.      What is the Offer to Exchange Stock Options for Cash or Restricted
         Stock?

A1. Inforte Corp. (referred to in this Offer to Exchange also as "Inforte" or "the company") is offering Option holders the choice, if you so elect, to exchange your Options for either restricted stock or cash depending on the nature of the Option. (See Section 1)

Q2.      Which Options can be exchanged for cash?

A2. Vested and unvested Options with a strike price greater than or equal to $9.00 can be exchanged for cash. As used in this Offer to Exchange, "strike price" means the exercise price per share of the Option.

Q3.      Which Options can be exchanged for restricted stock?

A3. Unvested Options with a strike price less than $9.00 can be exchanged for restricted stock.

Q4.      Why are we making this Offer?

A4. The Offer is intended to provide an increased level of employee compensation, motivation and alignment of interests with stockholders.

         The company recognizes that certain outstanding Option awards currently lack significant compensation or motivating benefits for our employees. The Offer allows Option holders to convert certain Options into restricted stock or cash, depending on the nature of each Option.

         We have structured this Offer to further a purpose of our Amended and Restated 1997 Incentive Compensation Plan, which is to motivate and compensate our employees by providing them an opportunity to acquire equity in Inforte. The consideration for canceling your Options with a strike price less than $9.00 is in the form of restricted stock, rather than cash, in order to provide you with an incentive that continues over the next four years.

         This Offer also allows the company to mitigate the impact on earnings that will result from the Financial Accounts Standards Board (FASB)'s new requirement that public companies begin expensing stock options based on their grant date "fair value" beginning July 1, 2005. Under these accounting rules, a company may report significant stock option-related compensation expense even if the current market values of the stock options are minimal. Converting the Options to cash or restricted stock, or if Options are not converted, accelerating the vesting of unvested Options will significantly reduce Inforte's exposure to this stock option-related compensation expense.

         The Offer allows employees who convert their options to restricted stock to participate in the one-time special cash distribution of $1.50 per share, approved by the board of directors, but planned to be declared and paid after completion of the Offer.

         (See Section 4)

Q5.      How do I participate in the Offer?

A5. If, after carefully reviewing these materials, you choose to participate in this Offer, you must do the following before 11:00 a.m., Central time, on Friday, March 11, 2005:

o        complete and sign the accompanying election form; and

o        deliver the completed and signed election form to:


                                            Lynn Cusack
                                            Inforte Corp.
                                            Suite 3400
                                            150 North Michigan Avenue
                                            Chicago, Illinois 60601
                                            Facsimile: (312) 896-9400

         (See Section 6)

Q6.      When does the Offer end?

A6. The Offer to exchange ends at 11:00 a.m., Central time, on Friday, March 11, 2005, unless we decide to extend it. (See Section 7)

Q7.      What are you offering in exchange for my Options?

A7. In exchange for your Options, you will have the choice between two alternatives for each of the following three Option categories:

         Category A   Unvested Options with     Employees choose either to cash
                      a strike price greater    out Options, which will result
                      or equal to $9.00         in the Options being cancelled,
                                                OR keep Options, which will
                                                become fully vested upon the
                                                expiration of this Offer

         Category B   Vested Options with a     Employees choose either to cash
                      strike price greater      out Options, which will result
                      or equal to $9.00         in the Options being cancelled,
                                                OR keep Options


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

         Category C   Unvested Options with     Employees choose either to
                      a strike price less       convert Options to restricted
                      than $9.00                stock, which will result in the
                                                Options being cancelled, OR keep
                                                Options, which will become fully
                                                vested upon the expiration of
                                                this Offer

Q8. What about my Vested Options with a strike price less than $9? Are you offering anything in exchange for these Options?

A8. If the strike price of your vested Options is less than $9.00, there is no offer to exchange these Options. However, you may participate in the planned special one-time distribution if you exercise your Options prior to the distribution record date. Inforte plans to set a record date and pay a special one-time distribution of $1.50 per share shortly after the expiration of this Offer. Employees, other than those with established termination dates on the stock issue date, with vested Options less than $9.00, who choose not to exercise these Options before the distribution record date will be granted common stock based on a projection of the difference in the value of these Options when the one-time distribution was approved on January 26, 2005 and the estimated value of these Options after the distribution has been paid. The change in value is calculated by using the Black-Scholes valuation methodology with the market price of the stock at $6.49 for the before the distribution valuation and a market price of stock of $4.99 ($6.49-$1.50) for the after the distribution valuation. Inforte is not making any representations, predictions, or guarantees of the Inforte stock price pre- or post- distribution. After the distribution has been paid, the actual Inforte stock price may be higher or lower than $4.99. The change in value varies by individual option grant, depending on the strike price and other option terms. (See Section 5)

        NOTE  Vested Options with a strike    The Offer is not extended to
              price less than $9.00           Options with these
                                              characteristics.  If you exercise
                                              these Options prior to the
                                              distribution record date, you will
                                              participate in the one-time
                                              distribution. If you do not
                                              exercise these Options prior
                                              to the distribution record date,
                                              Inforte will grant to you
                                              unrestricted common stock
                                              approximating the change in option
                                              value due to the one-time
                                              distribution.  Number of
                                              unrestricted common stock shares
                                              to be issued = Number of Options
                                              multiplied by (Option value
                                              before distribution - Option value
                                              after the distribution) divided by
                                              the closing price of the common
                                              stock on the day before the stock
                                              grant.


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

Q9.      Who may participate in the Offer?

A9. The three alternatives with respect to the Offer described above are offered to all Inforte employees with outstanding Options who are continuously employed by Inforte during the period of the Offer, with the exception of:

         o Inforte Executive Committee members other than the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), or the Executive Vice President of Business Intelligence ("EVP-BI"). This results in six excepted Executive Committee members who are being offered, in connection with the Offer, alternatives for exchanging their Options for cash or restricted stock that vary from those otherwise offered to other qualifying employees, or who are excluded from the Offer; and

         o Employees for whom, prior to the expiration of the Offer, an employment termination date has been established. Such employees will not be offered any alternatives for exchanging their Options.

The CEO, CFO, and the EVP-BI are being offered the same three alternatives to exchange their Options as other qualifying Inforte employees.

Inforte Executive Committee members other than the CEO, CFO and EVP-BI are being offered alternatives to exchange their Options for cash or restricted stock, which vary from those otherwise offered to other Inforte employees, vary from individual to individual within the Executive Committee, or are excluded from the Offer. These alternatives provide smaller amounts of cash consideration for senior-level employees on the Executive Committee. Members of the Inforte board of directors with outstanding Options are not included in the Offer.
(See Section 2)

Q10. If I elect to participate in the Offer and choose to receive cash, how will the cash amount be calculated?

A10. If you elect to exchange your Category A or Category B Options for cash, you will receive cash equal to the estimated value of the Option rights as set forth in the individualized exhibits accompanying this Offer to Exchange. However, if you exercise any of your Category B Options, prior to the date that we accept your Options for exchange, the cash you will receive in exchange for your Options will be adjusted appropriately.

Q11. If I participate in the Offer and elect to exchange Category C Options for restricted stock, how many shares of stock will I receive and what will be the terms of this stock?

A11. If you elect to exchange your Category C Options for restricted stock you will receive the number of shares equal to the estimated value of the Options, multiplied by a factor of 1.0, 1.1, or 1.2 depending on the Options' remaining vesting years, as set forth in the individualized exhibits accompanying this Offer to Exchange, and divided by the closing market price of the common stock on the day before the restricted stock grant. However, if you exercise any of your Category C Options, before the date we accept your Options for exchange, the number of restricted stock shares you will receive in exchange for your Options will be adjusted appropriately.

         The restricted stock will have the following attributes, among others:

         o Each year, 25% of the shares you received as part of this Offer will vest. Any unvested shares are forfeited upon termination of employment with the company. For purposes of this Offer to Exchange and the individualized letter accompanying this Offer to Exchange, shares of restricted stock for which forfeiture provisions have lapsed will sometimes be referred to as "vested" stock. Shares of restricted stock for which forfeiture provisions have not lapsed will sometimes be referred to in this Offer to Exchange and the accompanying letter as "unvested" stock.

         o Each holder of shares of restricted stock will be entitled to full voting rights with respect to such shares.

         o Each holder of shares of restricted stock will be entitled to receive dividends and distributions, if any, made with respect to such shares.

         (See Section 5)

Q12.     How was the estimated value of my Options calculated?

A12. The estimated value of each individual Option was calculated using the Black-Scholes option pricing model which considers the Option strike price and other inputs. The valuation input assumptions are consistent with Inforte's historical methodology used during the past five years and assume a four-year expected option life, 51% volatility of our common stock, a 3.84% risk-free interest rate, our historic dividend yield of 0%, and a stock price of $6.49. (See Section 5).

Q13. Why is the value of the restricted stock alternative different than the value of the cash buy-out alternative?

A13. The values of the alternatives differ because the board of directors and management recognize that the newly granted restricted stock vests over four years and while the restricted stock will participate in the one-time cash distribution and has greater long-term motivating benefits, it will take longer for the recipient to realize its value compared to an immediate cash payout. (See Section 5)

Q14. May I elect to exchange some, but not all, of my Options within a particular Option category for either cash or restricted stock?

A14. No. For Options within any particular Option category you must elect to convert all or none of such Options in accordance with the terms of the Offer. (See Section 5)

Q15. If I participate in the Offer, do I have to exchange all of my outstanding Options?

A15. No. If you elect to participate, you can make a separate decision for each of the three Option categories. (See Section 5)

Q16.     What happens to my Options if I choose not to participate in the Offer?

A16. Participation in this Offer is completely voluntary. If you elect not to participate, the terms of your outstanding stock Options will remain unchanged, except that, with respect to all unvested Options subject to the Offer, vesting will be accelerated as of the first business day following the expiration date of the Offer. (See Section 6)

Q17. Once I submit my election form indicating that I want to exchange my Options, is there anything else I must do to receive the new restricted stock or cash and when will I receive them?

A17. No. We will send you cash or a restricted stock grant agreement promptly after expiration of the Offer and our acceptance of your Options. (See Section 7)

Q18.     Will I have to pay taxes if I participate in the Offer?

A18. The following is a general summary of the material income tax consequences of the awards granted pursuant to the Offer. This discussion is based on the 1) Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations under the Code and administrative and judicial interpretations, and 2) sources deemed reliable concerning tax treatment outside the United States, as of the date of this document, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of participants.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         In general, if you elect cash in exchange for options the cash is taxed as compensation with withholding similar to wages.

         If you elect restricted stock, the stock is generally taxed as the stock vests. In the United States and the United Kingdom, the restricted stock rules can be adjusted for alternative tax treatment if you prepare proper election forms in a timely manner.

         If you elect to keep your Options, they all become 100% vested, and generally there is no immediate tax consequences. However, in the United States and the United Kingdom, 100% vesting may change the nature of your tax advantaged options to non-tax advantaged.

         (See Section 9)

Q19.     Is there any chance that Inforte will not proceed with the Offer?

A19. Yes. The completion of this Offer is subject to conditions that are described in Section 10 of this Offer document. (See Section 10)

Q20.     Can I change my mind and withdraw from this Offer?

A20. Yes. You may change your mind after you have submitted an election form and withdraw from the Offer to Exchange at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended Offer expires. Additionally, if we have not accepted your Options by 11:59 p.m., Central time, on Wednesday, April 6, 2005, you may withdraw your Options at any time thereafter. (See Section 8)

Q21. What if I withdraw my election and then decide again that I want to participate in the Offer?

A21. If you have withdrawn your election to participate and then decide again that you would like to participate, you may re-elect to participate by submitting a new completed election form before the expiration date. Your new election form must be dated after the date of your previous withdrawal. (See Section 8)

Q22.     Are you making any recommendation as to whether I should exchange my
         Options?

A22. No. You must make your own decision whether or not to participate in this Offer to Exchange. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See
         Section 9)

Q23. Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?

A23. For additional copies of the Offer documents and for administrative information, you should contact:

         Lynn Cusack
         Inforte Corp.
         Suite 3400
         150 North Michigan Avenue
         Chicago, Illinois 60601
         Telephone: (312) 233-9290
         Lynn.Cusack@inforte.com

            For questions about the Offer, contact:

         Name                             Telephone Number
         -----                            ----------------
         Nick Heyes                       (312) 233-9292

         Tami Kamarauskas                 (312) 213-2558

         (See Section 19)

                       RISKS OF PARTICIPATING IN THE OFFER

         Participating in the Offer to exchange involves a number of risks, including those described below. You should carefully consider these risks and carefully review the other sections of this document and the other documents that accompany or are incorporated into this document by reference.

      Risks to Consider in Deciding Whether or Not to Exchange Your Options

         Because the valuation of options involves many assumptions, the cash or economic value of the restricted stock that you receive in exchange for your Options may be different than what you would ultimately realize if you retained your Options.

         If you accept this Offer to exchange your Options, the consideration you receive in exchange may ultimately result in different economic consequences to you than if you retain your Options. We have calculated the estimated value of your Options using a number of assumptions. Cash issued in exchange for Options will have the same estimated value as your Options. Restricted stock awards made in exchange for Options will equal the estimated value of the Options, divided by the closing market price of the common stock on the day prior to the grant date and multiplied by a factor to adjust the award for remaining vesting years. If the remaining vesting years is less than one, one to two, or greater than two, then the factor is 1.2, 1.1, and 1.0, respectively. (See Section 5)

         Due to the many assumptions inherent in estimating the value of the Options, we cannot predict whether the cash you receive or the value you ultimately realize from the restricted stock will be the same as the value you would have received had you retained your Options. Small variations in the assumptions, such as the life of the Options, can result in significant changes in value. Moreover, the valuation method is designed to value your Options as of the valuation date, not to predict the ultimate benefit you will realize from the exercise of these rights.

         Your decision whether or not to exchange your Options depends not only on your assessment of the future potential of our stock price but also your individual circumstances, including the exercise prices of your current Options and their remaining terms and the number of Options you hold. You should consider your own circumstances and consult with your own financial advisors. We are not making any recommendation as to whether or not you should participate in the Offer.

         The formula for determining the estimated value of your Options includes a component based on the five-day average market price of our stock from January 20, 2005, through January 26, 2005, which was $6.49. On the day prior to the restricted stock grant date, the current market price of our common stock may be higher or lower than the market price used in the formula to determine the estimated value of your Options.


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

                   Risks Related to Accepting Restricted Stock

         Once restricted stock vests, you will hold something of immediate value, even if our stock price does not increase over the price on the date you receive the award and even if it decreases from current levels to any level greater than $0. By contrast, you will benefit from Options only to the extent that our stock price during the term of the Option increases above the strike price.

         Restricted stock generally is less risky than Options. Accordingly, you will retain more Options than shares covered by a restricted stock grant in exchange for your Options. This greater risk also carries greater potential benefit. Because restricted stock will cover a smaller number of shares than the Options retained if the Offer is not elected, if our stock price rises significantly during the term of the restricted stock, you could benefit more if you retain Options.

         You will incur taxable income as restricted stock vests in an amount equal to the market price of the shares on the vesting date. By contrast, Options will not result in taxable income to the holder until the date the holder chooses to exercise the Options, or in certain cases regarding incentive stock options (ISOs), the sale of the stock.

                    Other Risk Factors Related to the Company

         The following risk factors should be carefully considered when choosing whether to participate in this Offer, since such factors currently may have a significant impact on Inforte's business, operating results and financial condition.

         If we fail to identify and successfully transition to the latest and most demanded solutions or keep up with an evolving industry, we will not compete successfully for clients and our profits may decrease. If we fail to identify the latest solutions, or if we identify but fail to successfully transition our business to solutions with growing demand, our reputation and our ability to compete for clients and the best employees could suffer. If we cannot compete successfully for clients, our revenues may decrease.

         If we fail to satisfy our clients' expectations, our existing and continuing business could be adversely affected. If we fail to satisfy the expectations of our clients, we could damage our reputation and our ability to retain existing clients and attract new clients. In addition, if we fail to perform adequately on our engagements, we could be liable to our clients for breach of contract.

         We may be unable to hire and retain employees who are highly skilled, which would impair our ability to perform client services, generate revenue and maintain profitability. If we are unable to hire and retain highly-skilled individuals, our ability to retain existing business and compete for new business will be harmed.

         If we fail to adequately manage rapid changes in demand, our profitability and cash flow may be reduced or eliminated. If we cannot keep pace with the rapid changes in demand, we will be unable to effectively match resources with demand, and maintain high client satisfaction, which may eliminate our profitability and our ability to achieve positive free cash flow.

         If our marketing relationships with software vendors deteriorate, we would lose their client referrals. If these vendors continue to increase their professional services revenue, our revenue could be adversely affected.

         If we are unable to rapidly integrate third-party software, we may not be able to deliver solutions to our clients on a timely basis, resulting in lost revenues and potential liability.

         Our revenues could be negatively affected by the loss of a large client or our failure to collect a large account receivable. At times, we derive a significant portion of our revenue from large projects for a limited number of varying clients.

         If we estimate incorrectly the time required to complete our projects, we will lose money on fixed-price contracts. If we fail to accurately estimate the time and the resources required for a project, any required increase in the time and resources to complete the project could cause our profits to decline.

         Fluctuations in our quarterly revenues and operating results due to cyclical client demand may lead to reduced prices for our stock. Our quarterly revenues and operating results have fluctuated significantly in the past and we expect them to continue to fluctuate significantly in the future.

         Others could claim that we infringe on their intellectual property rights, which may result in substantial costs, diversion of resources and management attention, and harm to our reputation.

         Because we are newer and smaller than many of our competitors, we may not have the resources to effectively compete, causing our revenues to decline. Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition, and significantly greater financial, technical, marketing, and public relations resources than we do. We may be unable to compete with full-service consulting companies, including the former consulting divisions of the largest global accounting firms, who are able to offer their clients a wider range of services.

         Our expansion and growth internationally could negatively affect our business. There are additional risks associated with international operations, which we do not face domestically and we may assume even higher levels of such risk as we expand our ventures in Europe and India. Risk factors associated with international operations include longer customer payment cycles, adverse taxes and compliance with local laws and regulations. Further, the effects of fluctuations in currency exchange rates may adversely affect the results of operations. These risk factors, among others not cited here, may negatively impact our business.

         As offshore development becomes accepted as a viable alternative to doing work domestically, our pricing and revenue may be negatively affected. Gradually, over the past several decades, numerous IT service firms have been founded in countries such as India, which have well-educated and technically trained English-speaking workforces available at wage rates that are only a fraction of U.S. and European wages rates. Additionally, some larger clients have established internal IT operations at offshore locations. We have recently established an offshore development capability in New Delhi, India. If we are unable to adequately manage the additional complexity of these operations and this model for project delivery it may impact project quality and overall company profitability.

         We may not be able to integrate successfully the business of recently acquired COMPENDIT, Inc. with Inforte's business. Failure to integrate COMPENDIT's business successfully could result in an inability to maintain revenue levels or to realize certain synergies of the acquisition, which, in turn, may negatively impact our operating results.

                          Risks Related to Our Industry

         Geopolitical instability may cause our revenues to decrease. Our clients often avoid large spending commitments during periods of geopolitical instability and economic uncertainty. The possibility of terrorists attacking United States' interests or geopolitical concerns in other areas such as the Middle East, south Asia and North Korea may cause clients to freeze or slow their decision making processes. This would slow demand for our services and would negatively impact our revenue.

               Risks Related to the Ownership of Our Common Stock

         Our stock price could be extremely volatile, like many technology stocks. The market prices of securities of technology companies, particularly professional services companies, have been highly volatile. We expect continued high volatility in our stock price, with prices at times bearing no relationship to Inforte's operating performance.

         We plan to declare a one-time special cash distribution following completion of this Offer, which may reduce the stock price and lessen the value of outstanding Options. After a company makes a large one-time distribution, the overall value of the company declines, all other things being equal, by an amount corresponding to the amount of the distribution, which in turn reduces the stock price. If the stock price declines, Options also become less valuable. Because the company's employee stock plans did not contemplate a one-time special distribution, and new option accounting rules have a negative impact on net income, the board of directors has approved payments of cash and grants of restricted and unrestricted stock to compensate optionees and better align their interests with stockholders. These actions will lower GAAP net income in the near term and possibly be dilutive to net income per share in the future, which may also cause our stock price to decline.

         Volatility of our stock price could result in expensive class action litigation. If our common stock suffers from volatility like the securities of other technology companies, we have a greater risk of further securities class action litigation claims. One such claim is pending presently. Litigation could result in substantial costs and could divert our resources and senior management's attention. This could harm our productivity and profitability.

         Officers and directors own a significant percentage of outstanding shares and, as a group, may significantly influence a vote of stockholders. As of December 31, 2004 our executive officers and directors beneficially own over 34% of the outstanding shares of our common stock. If these stockholders act or vote together with other employees who own significant shares of our common stock, they may have the ability to significantly control the election of our directors and the approval of any other action requiring stockholder approval, including any amendments to the certificate of incorporation and mergers or sales of all or substantially all assets, even if the other stockholders perceive that these actions are not in their best interests.

         The authorization of preferred stock, a staggered board of directors and supermajority voting requirements will make a takeover attempt more difficult, even if the takeover would be favorable for stockholders. Inforte's certificate of incorporation and bylaws may have the effect of deterring, delaying or preventing a change in control of Inforte.

         We are also subject to Delaware law. Section 203 of the Delaware General Corporation Law prohibits us from engaging in a business combination with any significant stockholder for a period of three years from the date the person became a significant stockholder unless, for example, our board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder. Any of the above could have the effect of delaying or preventing changes in control that a stockholder may consider favorable.

                                   Market Risk

         In all categories of cash, cash equivalents and short-term and long-term marketable securities, Inforte invests only in highly liquid securities of high credit quality. All short-term investments bear a minimum Standard & Poor's rating of A1 or Moody's investor service rating of P1. All long-term investments bear a minimum Standard & Poor's rating of A or Moody's investor service rating of A2.

         Inforte has a large cash and marketable securities balance that generates substantial interest income. During 2003 and 2004, a considerable portion of Inforte's pretax income was from interest income. Declining short-term market interest rates, if such occur, and the contemplated one-time special cash distribution by Inforte, may have a significant impact on Inforte's profitability. Thus, a drop in short-term market interest rates, and a reduction in Inforte's cash and marketable securities balance as a result of the one-time special cash distribution, would increase the revenue level required to be profitable, and increase the risk that Inforte will lose money.

                                    THE OFFER

1.       Introduction

         We are offering certain employees with outstanding Options, the choice of exchanging their unvested Options with a strike price less than $9.00 for restricted stock, and exchanging any Options with a strike greater than or equal to $9.00 for cash, on the terms and conditions set forth in this Offering document.

2.       Eligibility

         The three alternatives with respect to the Offer, described in Section 5 below are offered to all Inforte employees with outstanding Options who are continuously employed by Inforte during the period of the Offer, with the exception of:

         o Inforte Executive Committee members other than the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), or the Executive Vice President of Business Intelligence ("EVP-BI"). This results in six excepted Executive Committee members who are being offered, in connection with the Offer, alternatives for exchanging their Options for cash or restricted stock that vary from those otherwise offered to other qualifying employees, or who are excluded from the Offer.

         o Employees for whom, prior to the expiration of the Offer, an employment termination date has been established. Such employees will not be offered any alternatives with respect to exchanging their Options.

         The CEO, CFO, and the EVP-BI are being offered the same three alternatives to exchange their Options as other qualifying Inforte employees.

         Inforte Executive Committee members other than the CEO, CFO and EVP-BI are being offered alternatives to exchange their Options for cash or restricted stock, which vary from those otherwise offered to other Inforte employees, vary from individual to individual within the Executive Committee, or are excluded from the Offer. To the extent participating in the Offer, Options held by these senior-level employees, for purposes of the Offer, will be valued in the same manner applicable to other qualified employees and, except as described herein, generally will be subject to the same terms applicable in the Offer. For compensatory purposes, however, consideration offered for the exchange of such Options will be subject to limits on cash receivable in the Offer not applicable to other employees eligible for the Offer, and thus more heavily weighted to restricted stock that vests over four years. Members of the Inforte board of directors with outstanding Options are not included in the Offer.

3.       About Your Options

         On December 1, 1999, the stockholders approved the Amended and Restated Inforte Corp. 1997 Incentive Compensation Plan. The 1997 Plan authorizes the grant of both incentive and nonqualified stock options. Stock Options generally, but not always, expire 10 years from the grant date, vest over a four year term, and carry an exercise price equal to the closing price of our common stock on the last trading day before the option grant date. The accompanying individualized letter contains an Optionee Statement exhibit specific for Options granted to you, the grant date, expiration date, strike price, number of Options outstanding, number of Options exercisable (vested options), and dates when unvested Options will vest.

4.       The Purpose of This Offer

         Because certain employee stock Options presently lack significant compensation or motivating benefits due to their strike prices significantly exceeding the current stock price, but will contribute significantly to the company's compensation expense beginning July 1, 2005 under new accounting rules, the Inforte board of directors has approved a program that will allow employees to decide if they want to exchange certain Options.

         Our board of directors and management analyzed the risk and determined that this Offer would accomplish three goals:

         (1) Provide a compensation structure that better motivates our employees and aligns their interests with the stockholders by giving employees an equity stake in Inforte,

         (2) Significantly reduce the Company's exposure to option accounting compensation expense, and

         (3) Allow employees the opportunity to participate in the one-time special cash distribution of $1.50 per share that has been approved by the board of directors.

         If you elect not to participate in the Offer, your existing Options will remain unchanged if fully vested. If unvested, the vesting of your existing Options will be accelerated, without further action by you, as of the first business day following the expiration date of this Offer provided you are employed on such date.

5. Source and Amount of Consideration; Terms of Restricted Stock and Accelerated Vesting

                          How Your Options Were Valued

         The estimated value of your Options was determined using the Black-Scholes option pricing model which considers the Option strike price and other inputs. The valuation input assumptions used are consistent with Inforte's historical methodology used during the past five years and assume a four-year expected option life, 51% volatility of our common stock, a 3.84% risk-free interest rate, our historic dividend yield of 0%, and stock price of $6.49. The stock price of $6.49 was calculated using the five-day average market price of our stock from January 20, 2005, through January 26, 2005.

Consideration

         If you elect to exchange your Options, you will have the choice between receiving:

         o cash for unvested Options with a strike price greater than or equal to $9.00 (Category A Options),

         o cash for vested Options with a strike price greater than or equal to $9.00 (Category B Options), or

         o restricted stock for unvested Options with a strike price less than $9.00 (Category C Options).

         If you elect to participate in the Offer, you must elect to exchange all of your Options within any of the three categories of outstanding Options. We will not accept an election to exchange a portion of your Options for any particular Option category. However, you may make a different election with respect to Options in different categories. For example, an Option holder could elect to exchange his Category A options for cash, but retain his Category B and Category C Options.

         The cash or number of shares of restricted stock that you will receive in exchange for your Options is set forth in the individualized exhibits accompanying this Offer to Exchange and has been determined as follows.

         o If you elect to receive cash in exchange for your Options, you will receive cash equal to 100% of the estimated value of your Options, as set forth in your individualized exhibits.

         o If you elect to receive restricted stock in exchange for your Options, you will receive restricted stock with a value equal to 100-120% of the estimated value of your Options. The multiplication factor is determined as follows:

                      Remaining vesting years               Conversion Factor
                      -----------------------               -----------------
         Less than 1 year                                          1.2
         1-2 years                                                 1.1
         Greater than 2 years                                      1.0

         Remaining vesting years were calculated as of January 26, 2005, which is the date that the board of directors approved the Offer to Exchange. Fractional shares of restricted stock, as applicable, for the sum of all Category C Options, will be rounded up to the nearest whole share.

         If you exercise any of your outstanding Options before the date we accept your Options for exchange, the amount of cash compensation or restricted stock received will be adjusted appropriately.

         As of February 8, 2005, there were a total of 2,442,597 Options outstanding. We are seeking elections to exchange a maximum of 1,519,143 Options held by approximately 100 Inforte employees. Pursuant to the Offer, up to 847,000 Options could be converted to 313,000 shares of restricted stock and up to 521,000 Options could be exchanged by employees for cash up to $810,000. If employees do not elect to exchange their Options, such Options, to the extent unvested, will be subject to immediate vesting. There are approximately 954,000 unvested Options that will be subject to the Offer.

               Comparison of Terms of Options and Restricted Stock

         Each accelerated Option and restricted stock award will be granted under our Amended and Restated 1997 Incentive Compensation Plan. Upon satisfaction of the terms and conditions of this Offer and promptly following the expiration date, we will send participating employees a restricted grant agreement or an option vesting term change notice.

         The following table sets forth the terms of your current Options, Options not converted and restricted stock.

     Terms                Current Options             Options Not Converted to Cash or           Restricted Stock
                                                            Restricted Stock (1)
--------------------------------------------------------------------------------------------------------------------------

Vesting           Most current options have             100% vested as of March 14, 2005 or,    Vests 25% per year with
                  four-year vesting; check your         if the Offering is extended, the        continued service
                  option agreements                     first business day following the
                                                        expiration date of the Offer

Strike            Strike price equal to the             Strike price equal to the closing       No strike price or cash
Price             closing price of our common           price of our common stock on the        outlay required to own the
                  stock on the last trading day         last trading day before                 stock.
                  before the respective option          the respective option grant
                  grant dates                           dates

Expiration        Option expires 10 years from          Option expires 10 years from the        No expiration date
                  the original grant date.              original grant date.

Dividends         Unexercised Options do not earn       Unexercised Options do not earn         Restricted stock earns dividends
                  dividends                             dividends                               if paid, even if stock is not vested


(1) If you now have more than $100,000 worth of incentive stock options ("ISOs") vesting in one year, the Options that exceed $100,000 in value will become non-qualified. If you exercise your non-qualified stock options, tax will be due on the "spread" between the strike price and the fair market value of the stock on the exercise date, rather than deferred until sale as generally occurs for ISOs. If you exercise your Options, under U.S. federal income tax law, you may also be subject to payment of Alternative Minimum Tax (AMT) even if your Options are ISOs.


                       Transfer Restrictions & Forfeiture

         On each anniversary of the grant date of your restricted stock, 25% of the restricted stock that you received pursuant to this Offer will vest.

         Until your restricted stock has vested it may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and shall be forfeited if your employment with Inforte is terminated for any reason, whether voluntarily or involuntarily, including death or disability.

         The compensation committee of the board of directors may, in its sole discretion, determine that all or a portion of the restricted stock will not be forfeited upon termination, taking into account the work performed by the employee on behalf of Inforte prior to the employee's termination.

         Registration of Shares Underlying Options and of Restricted Stock

         All of the shares of Inforte common stock underlying the Options and issued in connection with grants of restricted stock under this Offer have been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") on a registration statement on Form S-8 filed with the SEC. Unless you are an executive officer of Inforte, you will be able to sell the shares of Inforte common stock underlying the Options, upon exercise of the Options, and sell the shares of restricted stock upon their vesting, free of any transfer restrictions under applicable U.S. securities laws.

6.       Procedure for Electing to Exchange Options

         Participation in this Offer to Exchange is voluntary. If you elect not to participate in this Offer, you will retain your Options, subject to acceleration of vesting of the unvested portion of your Options as of the first business day following the expiration date of this Offer.

         To participate in this Offer, you must complete and deliver the accompanying election form to:

         Lynn Cusack
         Inforte Corp.
         Suite 3400
         150 North Michigan Avenue
         Chicago, IL 60601
         Facsimile:  (312) 896-9400

         If you believe that any of the individualized information we have provided to you is incomplete or inaccurate, please contact Lynn Cusack as soon as possible. If any corrections or additions are made, we will promptly send you revised information.

         Your election to exchange Options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your Options for exchange will constitute a binding agreement between Inforte and you upon the terms and subject to the conditions of this Offer.

7.       Expiration Date

         The expiration date of this Offer to exchange is 11:00 a.m., Central time, on Friday, March 11, 2005, unless we decide to extend it. If we extend the Offer, the term expiration date means the latest time and date at which the extended Offer expires.

8.       Withdrawal Rights and Change of Election

         You may withdraw all of the Options that you previously elected to exchange at any time prior to the expiration date. If we extend the Offer, you may withdraw your election at any time until the extended expiration date.

         Additionally, although we intend to accept all tendered Options promptly after expiration of the Offer, if we have not accepted your Options by 11:59 p.m., Central time, on Wednesday, April 6, 2005, you may withdraw your election to exchange your Options at any time thereafter as required by Rule 13e-4(f)(2)(ii) of the Securities Exchange Act of 1934.

         To validly withdraw your election, you must contact Lynn Cusack and request a withdrawal form. Inforte will then send you a withdrawal form that you must deliver in accordance with the delivery instructions set forth in Section 6.

         You may not rescind any withdrawal. Instead, you must re-elect to exchange your Options before the expiration date. To re-elect to exchange all of your withdrawn Options, you must submit a new election form to Lynn Cusack before the expiration date by following the procedures set forth in Section 6 of this Offer. This new election form must be dated after your original election form and after your withdrawal form. You will be bound by the last properly submitted election form or withdrawal form we receive before the expiration date.

         If you do not wish to withdraw your election to participate in the Offer, but would like to elect to receive different consideration than you previously elected (e.g., you previously elected to receive restricted stock in exchange for your Options but now you prefer to have accelerated vesting of your Options), you must submit a new election form to Lynn Cusack before the expiration date by following the procedures set forth in Section 6 of this Offering document. This new election form must be signed and dated after your original election form.

9.       Material Income Tax Consequences

         The following is a general summary of the material income tax consequences of the awards granted pursuant to the Offer. This discussion is based on the 1) Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations under the Code and administrative and judicial interpretations, and
2) sources deemed reliable concerning tax treatment outside of the United States, as of the date of this document, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of participants.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                              Category A or B: Cash
                              ---------------------

In general, if you elect cash in exchange for Options, the cash is taxed as compensation with withholding similar to wages.

United States: If you choose to receive cash in the Offer, the amount received is considered ordinary income and subject to federal and state income tax, as well as Social Security, Medicare, FUTA and local withholding taxes similar to wages.

United Kingdom: If you choose to receive cash in the offer, the amount received is considered ordinary compensation and subject to income tax and National Insurance Contribution withholding taxes similar to wages.

Germany: If you choose to receive cash in the offer, the amount received is considered ordinary compensation and subject to withholding taxes similar to wages.

The option cancellation action triggers no other tax consequences other than those related to cash received in exchange for your options.

                          Category C: Restricted Stock
                          ----------------------------

If you elect restricted stock, the stock is generally taxed as the stock vests. In the United States and the United Kingdom, the restricted stock rules can be adjusted for alternative tax treatment if you prepare proper election forms in a timely manner.

If not taxed at the grant date, upon vesting of the restricted stock, you will be required to recognize income in an amount equal to the fair market value of the vested shares at that time. In the United States, you will also be subject to federal and state income tax, as well as Social Security, Medicare, FUTA, and any local taxes, and applicable withholding taxes will be due on that amount. In the United Kingdom, you will be subject to income tax withholding, and may also be subject to National Insurance Contribution taxes, if you and the company have not jointly elected alternative taxation upon grant.

In the United States, if you subsequently sell or otherwise dispose of the shares you receive under your restricted stock, you will have a capital gain or loss to the extent that the amount realized upon the sale or disposition differs from your tax basis (i.e., the fair market value at the time the restricted stock became vested) in the shares. In the United States and Germany you must hold the stock more than one year to obtain favorable long term capital gain treatment. In the United States, the holding period for restricted stock begins on the day after the vesting date, unless you have paid tax at the grant date under a proper Section 83(b) election, which results in a capital gain holding period that starts on the grant date.

For U.S. federal income tax purposes, the U.S. Internal Revenue Service ("IRS") allows you to elect to pay taxes on a grant of restricted stock when the grant is made under Section 83(b) of the U.S. Internal Revenue Code. Your Section 83(b) election would be made by appropriately notifying the IRS and the company, within 30 days after the restricted stock grant, that you are making the election. The election is irrevocable. You pay no federal taxes later when the stock vests. However, when you sell the shares, you will pay taxes on the appreciation over the grant price at capital gains rates. The favorable long-term rate, currently 15%, requires the stock be held at least one year prior to sale. The capital gain holding period begins as of the grant date. If you elect to pay taxes under Section 83(b), but later forfeit some or all of the stock granted, or the value of the shares vested declines, the tax paid is not refundable. However, your tax basis is based upon the taxable value of the shares on the grant date.

                                    Dividends

In the United States, dividends earned on unvested restricted stock are usually considered ordinary income, similar to wages, and are reported on your W-2. Dividends earned on vested restricted stock or restricted stock with a timely 83(b) election are usually reported on 1099-DIV.


       Category A, B & C: Options Retained or Accelerated if not Converted
       -------------------------------------------------------------------

If you elect to keep your Options, they all become 100% vested, and generally there is no immediate tax consequences. However, in the United States and the United Kingdom, 100% vesting may change the nature of your tax advantaged Options to non-tax advantaged.

                             Options- United States


If after 100% vesting, you now have more than $100,000 worth of incentive stock options ("ISOs") vesting in one year, the Options that exceed $100,000 in value will become non-qualified. If you exercise your non-qualified stock options ("NQSOs"), tax will be due on the "spread" between the strike price and the fair market value of the stock on the exercise date, rather than deferred until sale as generally occurs for ISOs. If you exercise your Options, you may also be subject to payment of Alternative Minimum Tax (AMT) even if your Options are ISOs.

This Offer does not affect the tax consequences for exercising stock options, in general. If you own ISOs, these options may be exercised with no immediate tax consequences or withholding, except in certain circumstances the exercise may trigger Alternative Minimum Tax. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the strike price paid for those shares will constitute an adjustment to your income for purposes of the alternative minimum tax. Upon disposition of your shares acquired under an ISO, you will have a tax event. The type of tax that you pay depends on whether you sell the shares acquired under your ISO after one year from the date of exercise and two years from the date of grant (called a "qualifying disposition") or before those holding periods are met (called a "disqualifying disposition"). If you transfer your shares in a qualifying disposition, you will recognize a capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the strike price paid for the shares. The capital gain will generally be "long-term" because (as is required in order to be a qualifying disposition) you will have held the shares for more than one year from the date your option was exercised. Normally, when shares purchased under an ISO are made the subject of a disqualifying disposition, you will recognize ordinary income at the time of disposition. The amount of this ordinary income that is required to be recognized would generally be an amount equal to the excess of (i) the fair market value of the shares on the exercise date over (ii) the strike price paid for those shares. While this amount will be reported on your Form W-2, no withholding taxes are required to be withheld. Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if you held the shares more than one
(1) year, and short-term if you held the shares not more than one (1) year.

If you own NQSOs, exercise of these options triggers ordinary compensation income equal to the market value of the stock on the day of exercise minus the strike price and are subject to withholding tax. If you subsequently sell or otherwise dispose of the shares acquired under your stock options, you will have a capital gain or loss to the extent that the amount realized upon the sale or disposition differs from the tax basis (the fair market value at the time of exercise) of the common stock. This capital gain or loss will be short-term or long-term depending on the length of time you have held the shares after the exercise date. The exercise date is the beginning of the capital gain holding period.

                             Options- United Kingdom

If you keep your vested options there are no immediate tax consequences. If you do not elect cash or restricted stock for your unvested options, all of your Options will vest as of the first business day following the expiration date of the Offer, and there are no immediate tax consequences. However, the 100% vesting means that "Approved" Options under U.K. tax law will lose their tax-advantage status and will convert to "Unapproved" Options under U.K. tax law. The 100% vested Options retain all other original terms.

                                Options- Germany

If you keep your vested options there are no immediate tax consequences. If you do not elect cash or restricted stock for your unvested options, they will 100% vest the first day following the expiration date and there are no immediate tax consequences. The 100% vested options retain all other original option terms.

THIS TAX OVERVIEW IS NOT INTENDED TO BE A COMPLETE AND DETAILED VIEW OF ALL POTENTIAL TAX ISSUES AND INFORTE DOES NOT ACCEPT ANY RESPONSIBILITY FOR YOUR PERSONAL TAX LIABILITIES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.


10.      Conditions of the Offer

         Notwithstanding any other provision of this Offer, we will not be required to accept any Options that employees have elected to exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any Options that employees have elected to exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

o there has been threatened (orally or in writing) or instituted or is pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer;

o any order, stay, judgment or decree that is issued by any court, governmental authority or other regulatory or administrative authority is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us; or

o any other event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us.

         If any of the above events occur, we may:

o        terminate this Offer without accelerating the vesting for any options;

o        complete and/or extend this Offer, subject to your withdrawal rights;

o        amend the terms of this Offer;  or

o waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

         The conditions of this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 10 will be final and binding upon all persons.

11.      Price Range of the Shares of Common Stock

         The Inforte common stock is traded on the NASDAQ under the symbol "INFT." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported on the NASDAQ.

Year Ending
December 31, 2004                                      High            Low
                                Fourth Quarter        $7.99           $6.26
                                Third Quarter         $10.40          $6.79
                                Second Quarter        $11.22          $9.79
                                First Quarter         $11.22          $8.42


Year Ending
December 31, 2003                                      High            Low
                                Fourth Quarter        $9.86           $7.96
                                Third Quarter         $10.07          $7.04
                                Second Quarter        $8.00           $5.96
                                First Quarter         $7.87           $5.50

Year Ending
December 31, 2002                                     High            Low
                                Fourth Quarter        $8.00           $4.76
                                Third Quarter         $10.68          $5.12
                                Second Quarter        $12.00          $8.70
                                First Quarter         $13.71          $9.30

         On February 8, 2005, the last reported sale price of our common stock, as reported by the NASDAQ, was $6.50 per share. The book value per share of our common stock as of December 31, 2004 was $6.11.

         The following table sets forth the ratio of earnings to fixed charges at the end of each quarter of 2004:

 Year Ended                                             Ratio of Earnings
December 31, 2004                                        to Fixed Charges

                                Fourth Quarter          Not meaningful. (1)
                                Third Quarter
                                Second Quarter
                                First Quarter
(1) This ratio is not meaningful. Inforte's quarterly fixed charges are $0 each quarter.

         The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The term "fixed charges" for Inforte includes the sum of the following: (a) interest expensed and capitalized, and (b) amortized premiums, discounts and capitalized expenses related to indebtedness. The term "earnings" for Inforte is the amount resulting from adding (a) income from continuing operations, and (b) fixed charges; then subtracting capitalized interest.

         You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Offer.

12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Company Securities.

         As of February 1, 2005, our executive officers and directors (a total of 11 persons) as a group held options to purchase a total of 1,104,580 of our shares, which represented approximately 45% of the shares subject to all options outstanding under our Amended and Restated 1997 Employee Compensation Plan as of that date. The following table sets forth the beneficial ownership of each of our executive officers and directors with Options as of February 1, 2005.

                                  Number of                           Number of
                                   Shares         Percentage           Options                              Percentage
                                 Covered by        of Total          Eligible to          Shares of          of total
                                 Outstanding       Options           Participate            Common            Shares
Directors(2)                       Options       Outstanding         in the Offer        Stock Owned       Outstanding
----------------------------------------------------------------------------------------------------------------------------

Philip S. Bligh -                       --              --                                2,349,200            21.1%
Chairman of the Board
Harvey H. Bundy III                 27,500             1.1%                                  20,000
Thomas E. Hogan                      7,500             0.3%                                      --
Philip Kotler                       15,000             0.6%                                      --
Ray C. Kurzweil                     45,000             1.8%                                      --
Stephen C.P. Mack                       --              --                                1,371,131            12.3%
Michael E. Porter(3)               152,500             6.2%                                  22,500             0.2%
Al Ries                             45,000             1.8%                                  20,000             0.2%
Named Executive Officers
David Sutton                       250,000            10.2%               150,000            18,775             0.2%
- Chief Executive
Officer(3)
Nick Heyes                         238,080             9.7%               153,330            14,000             0.1%
- Chief Financial Officer
Michael Passilla                   325,000            13.3%               234,750               905             0.0%
- Executive Vice President
  of Business Intelligence
Directors and Executive          1,105,580            45.3%                               3,816,511            34.4%
  Officers As a Group
  (11 persons)

(1) The address of each executive officer and director is c/o Inforte Corp., 150 North Michigan Avenue, Chicago, IL 60601
(2)    Not eligible to participate in the Offer.
(3) Michael Porter owns 12,500 restricted shares, subject to a forfeiture clause if services are not performed. David Sutton was granted 1,521 restricted shares on January 31, 2005 and 2,231 restricted shares on July 30, 2004. Restricted shares are included in the shares of common stock owned.

         Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in Option transactions to purchase our common stock during the past 60 days before and including February 4, 2005. To Inforte's knowledge, the following Inforte common stock transactions with respect to Inforte executive officers and directors have occurred during the past 60 days before and including February 4, 2005.

         Sale of Common stock by Director Stephen C.P. Mack:

Date                   Number of Shares Sold          Sales Price per Share
3-Feb-05               3,000                          $6.41 - $6.51
2-Feb-05               3,000                          $6.45 - $6.69
19-Jan-05              3,000                          $6.37 - $6.45
18-Jan-05              3,000                          $6.40 - $6.62
13-Jan-05              3,000                          $6.56 - $6.63
12-Jan-05              3,000                          $6.73 - $7.06
5-Jan-05               3,000                          $7.22 - $7.52
4-Jan-05               3,000                          $7.26 - $7.77
29-Dec-04              3,000                          $7.20 - $7.27

28-Dec-04              3,000                          $7.21 - $7.29
22-Dec-04              3,000                          $7.27 - $7.32
21-Dec-04              3,000                          $7.21 - $7.38
14-Dec-04              3,000                          $6.78 - $6.97
13-Dec-04              3,000                          $6.76 - $6.78
8-Dec-04               3,000                          $6.71 - $6.81
7-Dec-04               3,000                          $6.75 - $7.00


13.      Legal Matters; Regulatory Approvals

         We are not aware of any license or regulatory permit material to our business that may be adversely affected by our exchange of Options and issuance of restricted stock contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or the NASD that would be required for your acquisition or ownership of our Options, or stock as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such action. Our obligation under the Offer is subject to the conditions described in Section 10 of this Offer to Exchange.

         If we are prohibited by applicable laws or regulations from granting restricted stock on the new grant date, we will not grant any restricted stock. We are unaware of any such prohibition at this time.

14.      Extension of Offer; Termination and Amendment

         We reserve the right, in our discretion, at any time prior to the expiration of the Offer and regardless of whether or not any event listed in
Section 10 of this Offer to Exchange has occurred or is deemed to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any Options. If we elect to extend the period of time during which the Offer is open, we will give you written notice of the extension and delay. If we extend the expiration date, we will also extend your right to withdraw elections to participate until the extended expiration date.

         We also reserve the right, in our reasonable judgment, before the expiration date to postpone acceptance and cancellation of any Options elected to be exchanged regardless of whether any of the events listed in Section 10 occurs, by giving written notice of the termination or postponement to you. Our reservation of the right to delay our acceptance and cancellation of Options to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return your Options promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 10 of this Offering document to exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including upon a material change in the price of our common stock, by decreasing or increasing the consideration Offered to Option holders with Options or by decreasing the amount of Options being sought in this Offer.

         The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being Offered by us or a change in the amount of existing Options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Options being sought in this Offer or the consideration being offered by us for the Options, the Offer will remain open for at least ten business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Options, we will promptly disclose the amendments in a manner reasonably calculated to inform the holder of the amendment, and we will extend the Offer period so that at least five business days, or such longer period as may be required by the tender Offer rules, remain after the change.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central time.

15.      Accounting Treatment of the Transaction.

         Under Financial Accounts Standards Board (FASB)'s new requirement, public companies must begin expensing stock options based on their grant date "fair value" beginning July 1, 2005. Under these accounting rules, a company may report significant stock option-related compensation expense even if the current market values of the stock options are very minimal. We plan to convert all eligible outstanding Options to cash or restricted stock, or, if Options are not exchanged, accelerate the vesting of unvested Options to significantly reduce Inforte's exposure to this stock option-related compensation expense. We plan to complete these option conversion actions via our Offer to Exchange prior to July 1, 2005, the same date we intend to adopt the new accounting rules.

The Offer has the following potential impact on our net income:

o If each employee with Category A and Category B Options on February 1, 2005 elects to cancel their Options and receive cash, the maximum total cash compensation expense we would recognize in the first quarter of 2005 would be approximately $810,000.

o If each employee with Category C Options on February 1, 2005 elects to cancel their Options and receive restricted stock, the maximum total non-cash compensation expense we would recognize would be approximately $2.4 million which would be expensed ratably over a four-year period.

o If employees choose not to cancel their unvested Options, all Options will vest as of the first business day following the Offer expiration date. The acceleration will result in compensation expense equivalent to the option in-the-money value for the Options accelerated.

o If employees choose not to exercise vested Options with a strike price less than $9.00 prior to the special one-time cash distribution record date, these employees will receive common stock to compensate for the estimated loss in option value due to the one-time distribution. The total estimated maximum expense for this action is $400,000, this will be a non-cash compensation expense in the first quarter of 2005, assuming no extention of the Offer.

16.      Financial Statements

         Our financial statements that are included in our annual reports on Form 10-K for our year ended December 31, 2003 and December 31, 2002, and in our quarterly report on Form 10-Q for our quarter ended September 30, 2004, are hereby incorporated by reference. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 19 of this Offer to Exchange.

17.      Fees and Expenses

         We have not employed, retained or compensated any broker, dealer or other person to make solicitations or recommendations in connection with the Offer.

18.      Information Concerning Inforte

         Inforte Corp., a Delaware corporation, is an enterprise business intelligence consulting firm. Our executive offices are located at Suite 3400, 150 North Michigan Avenue, Chicago, IL 60601, and our telephone number is
(312) 540-0900.

19.      Additional Information

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your Options. These filings, our quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and on our Internet site at www.inforte.com.

         Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into these documents, at no cost, by writing to us at Inforte Corp., Suite 3400, 150 North Michigan Avenue, Chicago, Illinois 60601,
(312) 540-0900. For additional copies of the Offer documents and for administrative information, you should contact:

         Inforte Corp.
         Suite 3400
         150 North Michigan Avenue
         Chicago, Illinois 60601
         (312) 233-9290
         Attention:  Lynn Cusack

         For questions about the Offer, contact:

         Nick Heyes
         Chief Financial Officer
         Inforte Corp.
         (312) 233-9292

         or

         Tami Kamarauskas
         Finnow Consulting
         Chicago, Illinois 60601
         (312) 213-2558

         We are not making any recommendations about whether or not you should participate in this Offer. You should read the information contained in this Offering document about us together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

20.      Miscellaneous

         We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will Options be accepted from, Option holders residing in such jurisdiction.



                                  INFORTE CORP.
                                February 9, 2005